Resources Connection, Inc. Reports Third Quarter Results for Fiscal 2011

- Revenues increase 9.8% quarter-over-quarter

- Third quarter adjusted EBITDA increases to $8.2 million, up 10% quarter-over-quarter

- Revenue grows in all geographies, led by Asia Pacific at 61.0%

- Earnings per share of $0.02 impacted by lower gross margin and increased effective tax rate, compared to loss of $0.11 in prior year quarter

IRVINE, Calif., March 31, 2011 /PRNewswire/ -- Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals ("Resources") – accomplished professionals in accounting and finance, risk management and internal audit, corporate advisory and strategic communications, information management, human capital, supply chain management and legal services, today announced financial results for its fiscal third quarter ended February 26, 2011.

Total revenue for the third quarter of fiscal 2011 was $137.6 million, up 9.8% on a quarter-over-quarter basis and down 0.6% on a sequential quarter basis. Revenues in the U.S. were up 5.3% quarter-over-quarter and down 1.7% sequentially. International revenues improved 24.0% quarter-over-quarter and 1.9% sequentially (23.4% quarter-over-quarter and 1.4% sequentially on a constant dollar basis).

The Company's net income for the third quarter ended February 26, 2011, was $753,000, or $0.02 per diluted share. This compares with a net loss for the third quarter ended February 27, 2010 of $5.0 million, or $0.11 per diluted share.

Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock based compensation and contingent consideration adjustment) was $8.2 million and $7.4 million, for the third quarter of fiscal 2011 and fiscal 2010, respectively. Cash flow from operations was $3.9 million and $6.7 million for the third quarter of fiscal 2011 and fiscal 2010, respectively.

Gross margin was 37.0% in the third quarter of fiscal 2011, down 160 basis points from 38.6% in the comparable period of fiscal 2010, reflecting a decrease in bill rate versus pay rate spreads and higher healthcare costs. Selling, general and administrative expenses for the third quarter of fiscal 2011 were $45.3 million, up from $44.1 million in the third quarter of fiscal 2010 due primarily to the re-launch of the Company's branding campaign. The Company's effective tax rate for the third quarter was 75.2%.

"All of our geographies continue to grow year over year," said Tony Cherbak, chief operating officer. "Led by Asia Pacific at 61.0%, Europe grew 9.5% and North America grew 6.7%."

The Company's revenue for the nine months ended February 26, 2011 was $399.8 million compared with $365.1 million for the nine months ended February 27, 2010. The Company's net income for the nine months ended February 26, 2011 was $19.5 million, or $0.42 per diluted share (including the after tax impact of the adjustment of the estimated fair value of contingent consideration of $14.0 million or $0.30 per share), compared with a net loss of $14.1 million, or $0.31 per diluted share, for the nine months ended February 27, 2010.

During the third quarter of fiscal 2011, the Company purchased 90,000 shares of common stock for $1.8 million. On March 18, 2011, the Company paid $1.8 million to shareholders, representing its regular quarterly dividend of $0.04 per share.

"The current business environment is competitive," said Don Murray, chief executive officer. "But our client continuity is outstanding, reflecting their high regard for the solutions our consultants bring to their business. We believe the underlying strength of our business model and diversity of skills and disciplines of our consultants will matter most in the long run."

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving 1,800 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 83 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, March 31, 2011. This conference call will be available for listening via a webcast on the Company's website: http://www.resourcesglobal.com.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "remain," "should," or "will" or the negative of these terms or other comparable terminology. In this press release, such statements include the Company's statement regarding its belief that the underlying strength of its business model and the diversity of skills and disciplines of its consultants will matter most. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC. STATEMENT OF OPERATIONS (in thousands, except per share amounts)
	Quarter Ended		Nine Months Ended
	February 26, 2011	February 27, 2010	February 26, 2011	February 27, 2010
	(unaudited)		(unaudited)
Revenue	$137,607	$125,304	$399,849	$365,093
Direct costs of services	86,672	76,949	244,882	225,245
Gross profit	50,935	48,355	154,967	139,848
Selling, general and administrative expenses (1)	45,277	44,101	128,884	139,981
Contingent consideration adjustment (2)	(239)	788	(22,652)	788
Operating income (loss) before amortization and depreciation (1), (2)	5,897	3,466	48,735	(921)
Amortization of intangible assets	1,224	1,360	3,824	2,191
Depreciation expense	1,761	2,152	5,476	6,523
Operating income (loss) (1), (2)	2,912	(46)	39,435	(9,635)
Interest income	(124)	(178)	(366)	(524)
Income (loss) before provision for income taxes (1), (2)	3,036	132	39,801	(9,111)
Provision for income taxes (3)	2,283	5,097	20,347	4,952
Net income (loss) (1), (2), (3)	$753	$(4,965)	$19,454	$(14,063)
Basic net income (loss) per share	$0.02	$(0.11)	$0.42	$(0.31)
Diluted net income (loss) per share	$0.02	$(0.11)	$0.42	$(0.31)
Basic shares	46,226	46,394	46,179	45,745
Diluted shares	46,938	46,394	46,544	45,745

EXPLANATORY NOTES

  Selling, general and administrative expenses ("SG&A") include $2.6 million and $3.2 million for the three months ended February 26, 2011 and February 27, 2010, respectively, related to non-cash compensation expense for all employee stock option grants and employee stock purchases.  The SG&A expenses for the nine months ended February 27, 2010 includes $7.0 million related to the resignation of two senior executives during the period, including the acceleration of recognition of compensation expense for employee stock option grants of $2.2 million.  SG&A for the nine months ended February 26, 2011 and February 27, 2010 includes $7.8 million and $12.6 million, respectively, related to non-cash compensation for all employee stock option grants and employee stock purchases.
  Contingent consideration for the three and nine months ended February 26, 2011 is a favorable adjustment of approximately $239,000 and $22.7 million, respectively, associated with a contingent consideration payable for the November 2009 acquisition of the Sitrick Brincko Group.  The contingent consideration for the three months ended February 26, 2011 of $239,000 is in recognition of the change in the estimated fair value of the anticipated contingent consideration payable in November 2013.  In the quarter ended November 27, 2010, the Company recorded a $23.7 million reduction of the estimated fair value of contingent consideration payable related to the acquisition of Sitrick Brincko Group.  As required by accounting rules for acquisitions that include earn-out provisions, the Company periodically assesses the likely fair value to be paid at the earn-out date.  The Sitrick Brincko Group earn-out is based upon an annual assessment of actual EBITDA of the Sitrick Brincko Group and an updated assessment of various probability weighted projected EBITDA scenarios over the remaining three years of the earn-out period.  Until the earn-out payment is certain at the end of the earn-out period, this periodic adjustment is a non-cash change in the results of operations and can materially impact operating results.  An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. Based upon the first year actual results and an updated probability weighted assessment of various projected EBITDA scenarios of the Sitrick Brincko Group for the three years remaining in the earn-out period, the Company estimated the current fair value of the contingent consideration to be $46.2 million as of November 27, 2010, representing a decrease of $23.7 million from the Company's previous estimate.
  The Company's effective tax rate was 75.2% and 3,861% for the three months ended February 26, 2011 and February 27, 2010, respectively.  The Company's effective tax rate was 51.1% and (54.4%) for the nine months ended February 26, 2011 and February 27, 2010, respectively.  For all fiscal periods presented, the accounting treatment under generally accepted accounting principles ("GAAP") for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company's effective tax rate.  For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions.

RESOURCES CONNECTION, INC. Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands, except Adjusted EBITDA Margin)
	Quarter Ended		Nine Months Ended
	February 26, 2011	February 27, 2010	February 26, 2011	February 27, 2010
	(unaudited)		(unaudited)
Net income (loss)	$ 753	$ (4,965)	$ 19,454	$ (14,063)
Adjustments:
Amortization of intangible assets	1,224	1,360	3,824	2,191
Depreciation expense	1,761	2,152	5,476	6,523
Interest income	(124)	(178)	(366)	(524)
Provision for income taxes	2,283	5,097	20,347	4,952
EBITDA	5,897	3,466	48,735	(921)
Stock-based compensation expense	2,557	3,186	7,826	12,611
Contingent consideration adjustment	(239)	788	(22,652)	788
Adjusted EBITDA	$8,215	$7,440	$33,909	$12,478
Revenue	$137,607	$125,304	$399,849	$365,093
Adjusted EBITDA Margin	6.0%	5.9%	8.5%	3.4%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance, with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before amortization of intangible assets, depreciation expense, interest income, income taxes, stock-based compensation expense and fair value adjustments to contingent consideration. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET INFORMATION (in thousands)
	February 26, 2011	May 29, 2010
	(unaudited)
Cash, cash equivalents and short-term investments	$150,894	$140,905
Accounts receivable, less allowances	$ 85,195	$ 73,936
Total assets	$485,920	$473,200
Current liabilities	$ 65,986	$ 57,749
Total stockholders' equity	$380,323	$353,241

CONTACT: Media, Michael Sitrick, CEO of Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com, for Resources Connection, Inc.; or Analysts, Nate Franke, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6500, nate.franke@resources-us.com